Exhibit 10.1

GILEAD SCIENCES, INC.

CODE SECTION 162(m) BONUS PLAN

As Amended and Restated Effective January 1, 2011

1. Purpose of the Plan. The purpose of the Plan is to provide a link between compensation and performance, to motivate participants to achieve corporate performance objectives and to enable the Company to attract and retain high quality Eligible Employees.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Board” means the Board of Directors of the Company.

(b) “Bonus” means a cash payment made pursuant to the Plan.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Compensation Committee of the Board.

(e) “Company” means Gilead Sciences, Inc., a Delaware corporation.

(f) “Corporate Bonus Plan” means the Gilead Sciences, Inc. Corporate Bonus Plan, as amended from time to time.

(g) “Covered Employee” means an Employee who is a “covered employee” under Section 162(m) of the Code.

(h) “Director” means a non-Employee member of the Board.

(i) “Eligible Employee” means an Employee who holds the title of Senior Vice President or above and who would in the absence of such title and position be eligible to participate in the Corporate Bonus Plan.

(j) “Employee” means any person who is in the employ of the Company, subject to the control and direction of the Company as to both the work to be performed and the manner and method of performance. Neither service as a Director nor fees received from the Company for service as a Director shall be sufficient to constitute Employee status.

(k) “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(l) “Performance Goal” means any measurable criterion tied to the success of the Company and based on one or more of the business criteria described in Section 7.

(m) ““Performance Period” means a period which may range in duration from a minimum period of twelve (12) months to a maximum period of thirty-six (36) months and over which the attainment of the applicable Performance Goals set by the Committee is to be measured. The initial Performance Period under the January 1, 2011 restatement of the Plan shall be the twelve (12)-month period coincident with the Company’s 2011 fiscal year beginning January 1, 2011 and ending December 31, 2011.

(n) “Plan” means the Gilead Sciences, Inc. Code Section 162(m) Bonus Plan, as hereby amended and restated effective January 1, 2011.

3. Administration of the Plan.

(a) The Committee. The Plan shall be administered by the Committee (or a subcommittee of the Committee) which shall be comprised solely of two or more Directors eligible to serve on a committee awarding Bonus payments qualifying as Performance-Based Compensation.

(b) Powers of the Committee. Subject the provisions of the Plan (including any other powers given to the Committee hereunder), the Committee shall have the authority, in its discretion, to:

(i) establish the duration of each Performance Period;

(ii) select the Eligible Employees who are to participate in the Plan for such Performance Period;

(iii) determine the specific Performance Goal or Goals for each Performance Period and the relative weighting of those goals, establish one or more designated levels of attainment for those goals and set the Bonus potential for each participant at each corresponding level of attainment;

(iv) certify the level at which the applicable Performance Goal or Goals are attained for the Performance Period and determine, on the basis of that certification, the actual Bonus for each participant in an amount not to exceed his or her maximum Bonus potential for the certified level of attainment;

(v) exercise discretionary authority, when appropriate, to reduce the actual Bonus payable to any participant below his or her Bonus potential for the attained level of the Performance Goal(s) for the Performance Period;

(vi) construe and interpret the terms of the Plan and Bonuses awarded under the Plan;

(vii) establish additional terms, conditions, rules or procedures for the administration of the Plan; provided, however, that no Bonus shall be awarded under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

(viii) take such other action, not inconsistent with the terms of the Plan, as the Committee deems appropriate.

(c) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board, members of the Committee who administer the Plan shall be defended and indemnified by the Company, to the extent permitted by law, on an after-tax basis against (i) all reasonable expenses (including attorneys’ fees) actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Bonus awarded hereunder and (ii) all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within 30 days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to handle and defend the same.

4. Coverage. All Eligible Employees shall be covered by the Plan, except to the extent the Committee may elect to exclude one or more Eligible Employees from participation in a designated Performance Period.

5. Coordination with Corporate Bonus Plan; No Duplication of Benefits. While this Plan is in effect, Eligible Employees participating in this Plan shall not be eligible to participate in the Corporate Bonus Plan. Administration of the Bonuses awarded under this Plan shall be governed by reference to the terms and conditions of the Corporate Bonus Plan, but such reference is intended solely as a means of administering this Plan and the Corporate Bonus Plan in a similar manner, subject, however, to all of the limitations on and procedures applicable to Bonuses set forth in this Plan document. To the extent the terms and conditions set forth in this Plan document are in conflict with those of the Corporate Bonus Plan or are required to apply in order for Bonuses to qualify as Performance-Based Compensation, the terms and conditions set forth in this Plan document shall control.

6. Terms and Conditions of Bonus Awards.

(a) Pre-Established Performance Goals. Payment of Bonuses shall be based solely on account of the attainment of one or more pre-established, objective Performance Goals over the designated Performance Period. The Committee shall establish one or more objective Performance Goals with respect to each Eligible Employee in writing not later than 90 days after the commencement of the Performance Period to which the Performance Goals relate, provided that the outcome of the Performance Goals is substantially uncertain at the time of their establishment. Performance Goals shall be based solely on one or more of the business criteria described in the Section 7 and shall be weighted, equally or in such other proportion as the Committee shall determine at the time such Performance Goals are established, for purposes of determining the actual Bonus amounts that may become payable upon the attainment of those goals.

(b) For each Performance Goal, the Committee may establish one or more designated levels of attainment and set the Bonus potential for each Eligible Employee at each designated performance level. Alternatively, the Committee may establish a linear formula for determining the Bonus potential at various points of Performance Goal attainment. Under no circumstance, however, shall the aggregate Bonus potential for any participant for any Performance Period exceed the applicable maximum dollar amount set forth in Section 6(e).

(c) Committee Certification. As soon as administratively practicable following the completion of the Performance Period, the Committee shall certify the actual levels at which the Performance Goal or Goals for that period have been attained and determine, on the basis of such certified levels, the actual Bonus amount to be paid to each Eligible Employee for that Performance Period. Payment of such Bonus amounts shall be made as soon as administratively thereafter, but in no event earlier than the first day of the first fiscal year of the Company (the “Post-Performance Fiscal Year”) following the fiscal year in which the Performance Period is completed and no later than the last day of that Post-Performance Fiscal Year, unless an earlier payment date for those Bonuses would not result in the contravention of any applicable requirements under Section 409A of the Code.

(d) Committee Discretion. The Committee, in determining the amount of the Bonus actually to be paid to an Eligible Employee, shall in no event award a Bonus in excess of the dollar amount determined on the basis of the Bonus potential established for the particular level at which each of the applicable Performance Goals for the Performance Period is attained. If the actual level of attainment is between two of the designated performance levels, the Bonus amounts will be interpolated on a straight-line basis. In addition, the Committee shall have the discretion to reduce or eliminate the Bonus that would otherwise be payable with respect to one or more Performance Goals on the basis of the certified level of attained performance of those goals. The exercise of such discretion to decrease the amount of a Bonus may be based on such performance criteria as may have been established under the Corporate Bonus Plan or on such other criteria as the Committee may choose to apply, including (without limitation) individual performance. The Committee shall not waive any Performance Goal applicable to a participant’s Bonus potential for a particular Performance Period, except under such circumstances as the Committee deems appropriate in the event a Change in Control should occur prior to the completion of that Performance Period. For purposes of the Plan, a Change in Control shall have the same definition as set forth in the Company’s 2004 Equity Incentive Plan (or any successor to that plan).

(e) Individual Limitations on Awards. Notwithstanding any other provision of the Plan, the maximum amount of any Bonus paid to a Covered Employee under the Plan shall be limited to Seven Million Dollars ($7,000,000) per each twelve (12)-month period (or portion thereof) included within the applicable Performance Period.

(f) Payment Date. No participant shall accrue any right to receive a Bonus award under the Plan unless that participant remains in Employee status until the payment date for that Bonus following the completion of the Performance Period. Accordingly, no Bonus payment shall be made to any participant who ceases Employee status prior to the payment date for that Bonus; provided, however, that the Committee shall have complete discretion to award a full or pro-rated Bonus, based on the level at which the applicable Performance Goals are attained for the Performance Period, to a participant who ceases Employee status prior to such payment date by reason of death or disability. A participant may also defer the payment of the Bonus pursuant to the terms and conditions of the Company’s Deferred Compensation Plan (or any successor plan) and in compliance with Section 409A of the Code

7. Business Criteria.

(a) Permitted Criteria. Performance Goals established by the Committee may be based on any one of, or combination of, the following: (i) revenue, (ii) achievement of specified milestones in the discovery and development of one or more of the Company’s products, (iii) achievement of specified milestones in the commercialization of one or more of the Company’s products, (iv) achievement of specified milestones in the manufacturing of one or more of the Company’s products, (v) expense targets, (vi) share price (including, but not limited to, growth measures and total shareholder return), (vii) earnings per share, (viii) operating margin, (ix) gross margin, (x) return measures (including, but not limited to, return on assets, capital, equity, or sales), (xi) net sales growth, (xii) productivity ratios, (xiii) operating income, (xiv) net operating profit, (xv) net earnings or net income (before or after taxes), (xvi) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital), (xvii) earnings before or after interest, taxes, depreciation, amortization and/or stock-based compensation expense, (xviii) economic value added, (xix) market share, and (xx) working capital targets. Such Performance Goals may measured not only in terms of the Company’s performance but also in terms of its performance relative to the performance of other entities or may be measured on the basis of the performance of any of the Company’s business units or divisions or any parent or subsidiary entity.

(b) Authorized Adjustments. The Committee is authorized to make adjustments in calculating the attained level of the applicable Performance Goals for a Performance Period as follows: (i) exclude restructuring and/or other non-recurring charges; (ii) exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) exclude the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board; (iv) exclude the effects of statutory adjustments to corporate tax rates; (v) exclude the effects of “extraordinary items” as determined under generally accepted accounting principles; (vi) exclude any other unusual, non-recurring gain or loss or other extraordinary item; (vii) adjust for the effects of any unusual or extraordinary corporate item, transaction, event or development; (viii) adjust for the effects of any changes in applicable laws, regulations, accounting principles or business conditions; (ix) exclude the dilutive effects of acquisitions or joint ventures; (x) assume that any business divested by the Company achieved Performance Goals at targeted levels during the balance of a Performance Period following such divestiture; (xi) exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distribution to common stockholders other than regular cash dividends; (xii) adjust for the effects of any corporate transaction, such as a merger, consolidation, separation (including spin-off or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and (xiii) adjust for the effects of any partial or complete corporate liquidation.

8. Effective Date and Term of Plan. The Plan initially became effective on January 1, 2006, and this restatement of the Plan is effective as of January 1, 2011, but no Bonus shall be paid under this restated Plan to a Covered Employee unless the restated Plan is approved by the Company stockholders at the 2011 annual meeting. Assuming that such stockholder approval is obtained, the restated Plan shall continue in effect until the Board terminates it or until stockholder approval again is required for the restated Plan to meet the requirements of Code Section 162(m) but is not obtained.

9. Amendment, Suspension or Termination of the Plan. The Board may at any time amend, suspend or terminate the Plan. However, any amendment or modification of the Plan shall be subject to stockholder approval to the extent required under Code Section 162(m) or other applicable law or regulation.

10. General Provisions.

(a) Neither the action of the Company in establishing or maintaining the Plan, nor any action taken under the Plan by the Committee, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in Employee status for any period of specific duration, and each participant shall at all times remain an Employee at-will and may accordingly be discharged at any time, with or without cause and with or without advance notice of such discharge.

(b) No participant in the Plan shall have the right to transfer, alienate, pledge or encumber his or her interest in the Plan, and such interest shall not (to the maximum permitted by law) be subject to the claims of the participant’s creditors or to attachment, execution or other process of law. However, should a participant die before payment is made of the actual Bonus to which he or she has become entitled under the Plan, then that Bonus shall be paid to the executor or other legal representative of his or her estate.

(c) The terms and conditions of the Plan, together with the obligations and liabilities of the Company that accrue hereunder, shall be binding upon any successor to the Company, whether by way of merger, consolidation, reorganization or other change in ownership or control of the Company

11. Unfunded Obligation. Eligible Employees eligible to participate in the Plan shall have the status of general unsecured creditors of the Company. Any amounts payable to such Employees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including (without limitation) Title I of the Employee Retirement Income Security Act of 1974, as amended. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. Employees shall have no claim against the Company for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

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